Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Stellus Capital Investment Corporation

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the financial statements of Stellus Capital Investment Corporation (a Maryland corporation) referred to in our report dated March 6, 2014 (except for the effects of the revision described in Note 1 – Incentive Fee Revision, as to which the date is October 7, 2014) which is included in in the Prospectus and Registration Statement. Our audit of the basic financial statements includes the Senior Securities table included in the Prospectus and Registration Statement on page 65, which is the responsibility of the Company’s management. In our opinion, the Senior Securities table, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Houston, Texas

October 7, 2014